UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2017

PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-36378	20-0019425
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

321 South 1250 West, Suite 1, Lindon, Utah
(Address of principal executive offices)

84042
(Zip code)

(801) 796-5127
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers

On February 23, 2017, Harold Albert announced his intention to retire from his position as the Chief Technology Officer of Profire Energy, Inc. (the "Company") effective March 1, 2017.  Mr. Albert will continue to serve on the Company's Board of Directors (the "Board") as a non-executive director. On February 23, 2017 (the "Effective Date") the Company and Mr. Albert entered into a Retirement and Release Agreement ("Retirement Agreement"). Pursuant to the Retirement Agreement, Mr. Albert will receive severance of $375,000 (the "Severance"), less applicable tax-related deductions and withholdings, paid in four equal installments over the next four financial quarters. The Retirement Agreement also contemplates that Mr. Albert will provide up to ten hours of consulting services per month to the Company upon the Company's request at no charge until the Severance has been paid in full and thereafter at a rate of  $175 per hour.  Mr. Albert will not receive any additional compensation for his service as a director until the Severance has been paid in full. After the Severance has been paid in full, the Retirement Agreement provides Mr. Albert will receive annual compensation of $80,000 paid in equal monthly installments for his service as a non-executive director.  Any outstanding stock options held by Mr. Albert will continue to vest according to their current terms until the Severance is paid in full, at which time any outstanding options will vest notwithstanding the vesting provisions that would have otherwise been applicable to the outstanding stock options.

Pursuant to the Retirement Agreement, Mr. Albert will be subject to certain restrictive covenants, including non-competition and non-solicitation covenants, until the Severance is paid in full or until Mr. Albert no longer serves as a non-executive director, whichever is later.
The summary of Mr. Albert's Retirement Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Retirement Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Retirement and Release Agreement, dated February 23, 2017, between Profire Energy, Inc. and Harold Albert

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFIRE ENERGY, INC.

Date: February 27, 2017	By:	/s/ Brenton W. Hatch
Brenton W. Hatch
Chief Executive Officer